Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (“Registration Statement”) of our report dated May 26, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Reports to Shareholders of Nations Cash Reserves and Nations Municipal Reserves; our reports dated May 20, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Reports to Shareholders of the Columbia Money Market Fund and Columbia Municipal Money Market Fund; and our report dated October 18, 2004, relating to the financial statements and financial highlights which appear in the August 31, 2004 Annual Reports to Shareholders of the Columbia Daily Income Company.  We also consent to the references to us under the headings “Comparison of Service Providers”, “Audit Committee Report”, “Independent Registered Public Accounting Firm (“Auditors”)” and in Exhibit 14 “Consent of Independent Accountants” under the heading “Representations and Warranties” in such Registration Statement.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, and “Financial Highlights” included in the registration statement on Form N-1A relating to Nations Cash Reserves, Nations Municipal Reserves, Columbia Money Market Fund and Columbia Municipal Money Market Fund, each dated August 1, 2005, and Columbia Daily Income Company, dated January 1, 2005, which are incorporated by reference into such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 16, 2005